                                                                    Exhibit 11.1

Maxim Integrated Products, Inc.
Computation of income per share
 (amounts in thousands, except per share amounts)


                                                                    Three Months                      Nine Months
                                                                        Ended                            Ended
                                                                       March 31,                        March 31,
                                                               ------------------------        ------------------------
                                                                 1994             1995            1994            1995
                                                               --------        --------        --------        --------
Weighted average shares outstanding                              28,431          28,939          28,177          28,818

Add weighted average shares from assumed exercise
        of options and warrants when treasury shares are
        reacquired at average stock market price                  5,693           6,542           5,318           6,282

Less weighted average shares assumed repurchased
        from tax benefit from the assumed exercise
        of non-qualified stock options                           (1,970)         (2,230)         (1,838)         (2,149)
                                                               --------        --------        --------        --------

Common and common equivalent shares used
        in computing income per share                            32,154          33,251          31,657          32,951
                                                               ========        ========        ========        ========


Net income applicable to computation of
        income per share                                       $  6,318        $ 10,124        $ 17,307        $ 27,358
                                                               ========        ========        ========        ========

Income per share                                               $   0.20        $   0.30        $   0.55        $   0.83
                                                               ========        ========        ========        ========


Note: All shares are adjusted to reflect the two for one stock split effective on December 7, 1994.